Exhibit 99.1

Restoration Hardware Announces Payoff of Debt

CORTE MADERA, Calif., February 5, 2002/PRNewswire/ — Restoration Hardware, Inc. (Nasdaq: RSTO) announced today that it has paid off the $5 million balance of a September 2000 33-month term loan from Back Bay Capital, and has ended the fiscal year with no debt and approximately $22 million of cash and equivalents.

Gary Friedman, the Company’s Chief Executive Officer, noted “We are extremely pleased that the success of our holiday season has allowed us to prepay this high-interest loan 17 months prior to its maturity. We will end our fiscal year with $22 million in cash and a debt-free balance sheet, comparing very favorably to last year-end’s cash balance of $2.6 million and debt of $38.9 million.”

“As previously communicated, the company is on track to launch its new merchandising strategy in April 2002, which includes re-fixturing our stores, the introduction of a new catalog design and an enhanced web experience.”

As of February 2, 2002, the Company operated 104 retail stores in 31 states, the District of Columbia and in Canada. In the first quarter of fiscal 2002, the Company will open one store in Raleigh-Durham, North Carolina, in March.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements as to the company’s plans to open additional stores, execute its repositioning strategy, remodel existing stores and launch new collections, redesign the catalog, the status of the company’s cash position, balance sheet, amounts of indebtedness and liquidity and other statements containing words such as “believes,” “anticipates,” “estimates,” “expects,” “may,” “intends,” and words of similar import or statements of management’s opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or our achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the company operates, competition for and the availability of sites for new stores, changes in the company’s management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K, 10-Q and 8-K, including those described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the captions “Results of Operations”, “Liquidity and Capital Resources” and “Factors that May Affect Future Results.” The company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT:
Kevin Shahan, Vice President and Chief Financial Officer
Restoration Hardware, Inc.
415-924-1005
fax: 415-945-4679